Exhibit 99.2
FIRST AMENDMENT TO THE
LESCO, INC. 2000 BROAD BASED STOCK OPTION PLAN
     This First Amendment to the LESCO, Inc. 2000 Broad Based Stock Option Plan (the “Plan”) is made this 27th day of April, 2007, by LESCO, Inc. (collectively with its subsidiaries, unless the context otherwise requires, the “Company”).
WITNESSETH THAT:
     WHEREAS, the Company established and maintained the Plan for the purpose of providing individuals with a long-term incentive to exert their efforts toward the achievement of increased growth and profitability in the operations of the Company and further, to align their interests with those of the Company’s shareholders;
     WHEREAS, the Company previously granted Options to certain Company employees (“Participants”), which are currently outstanding and which may be vested or unvested;
     WHEREAS, the Company has entered into that certain Agreement and Plan of Merger among Deere & Company, Deere Merger Sub, Inc. and LESCO, Inc., dated as of February 19, 2007 (the “Merger Agreement”);
     WHEREAS, Section 5.5(a) of the Merger Agreement provides that each option to purchase Company stock (“Stock Option”) granted as an inducement to hire, whether vested or unvested, which is outstanding immediately prior to the Effective Time (as defined by the Merger Agreement) shall become fully vested and shall be converted into the right to receive at the Effective Time an amount in cash equal to the product of (a) the total number of Common Shares subject to such Stock Option, and (b) the excess, if any, of the amount of the Merger Consideration (as defined by the Merger Agreement) over the exercise price per Common Share subject to the Stock Option, with the aggregate amount of such payment rounded to the nearest cent, less any applicable federal, state, local, or employment tax withholdings;
     WHEREAS, Plan Section 7 provides that all Stock Options will be fully vested upon the occurrence of a Change in Control (as defined by the Plan) and such Change in Control has occurred; and
     WHEREAS, pursuant to Plan Section 9, the Company’s Board of Directors (“Board”) may, at any time, amend, alter or terminate the Plan; provided, that the Board obtain a Participant’s consent to the extent any amendment, alteration or termination impairs the rights of such Participant. Section 9 further provides that the Committee (as defined by the Plan) may amend the terms of any Stock Option, prospectively or retroactively; provided, that any amendment that impairs the rights of a Participant requires the Participant’s consent.

     NOW, THEREFORE, the Board hereby amends the Plan, effective as of April 27, 2007, unless otherwise specified, in the manner set forth below:
1.	Plan Section 2 is hereby amended by adding the following new definitions as follows:

“‘Merger Agreement’ means that certain Agreement and Plan of Merger among Deere & Company, Deere Merger Sub, Inc. and LESCO, Inc., dated as of February 19, 2007.

‘Merger Consideration’ means the amount specified in the Merger Agreement as the dollar value given to shareholders in exchange for each Share owned.

‘Merger Effective Date’ means the Effective Time, as defined in the Merger Agreement.”

2.	Plan Section 4 is hereby amended by adding a new subparagraph (d) to the end thereof to read in its entirety as follows:

“(d) Notwithstanding any provision of this Section 4 to the contrary, any and all Shares subject to an Option granted hereunder, which are forfeited, cancelled, or terminated as a result of the Merger Agreement shall be extinguished in their entirety, to be disposed of as contemplated by the Merger Agreement, and shall no longer be subject to or available for grant under this Plan.”

3.	Plan Section 7 is hereby amended by adding the following new paragraph to the end thereof:

“As of the date of the Change in Control, all outstanding Options granted under the Plan shall become fully vested.”

4.	Plan Section 8 is hereby amended by adding the following new paragraph to the end thereof:

“Notwithstanding any provision of the Plan or any Stock Option Agreement to the contrary, as of the Merger Effective Date, all outstanding Options will be converted to a right to receive an amount equal to the product of (i) the total number of Shares subject to the outstanding Options, and (ii) the excess, if any, of the amount of Merger Consideration over the Option Price subject to the terms of the Merger Agreement.”

5.	Plan Section 9 is hereby amended by adding the following new paragraph to the end thereof:

“Effective as of the Merger Effective Date, the Plan and all Stock Option Agreements shall be terminated and the Company shall have no further duties or obligations pursuant thereunder to any Participant; further, no new rights will be created or assigned pursuant to any Plan or Stock Option Agreement provision, and any outstanding Participants’ rights that exist at the time of the Merger Effective Date, which are pursuant to a previously granted Option, will be extinguished in the manner provided for herein and contemplated by the Merger Agreement.”
     IN WITNESS WHEREOF, the Company, by its duly authorized officers, has caused this First Amendment to the Plan to be executed as of the date first written above.

LESCO, INC.
By:	/s/ Jeffrey L. Rutherford	By:	/s/ Michael A. Weisbarth

Title:	President and CEO	Title:	V.P., Chief Financial Officer and Treasurer

By:	/s/ Kathleen M. Minahan

Title:	V.P., Chief Administrative Officer, General Counsel & Secretary

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